U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  FORM 12b-25

                          NOTIFICATION OF LATE FILING

                            SEC FORM NUMBER 1-13002

                             CUSIP NUMBER 75381Q103

(Check One)
[X] Form 10-K   [ ] Form 11-K   [ ] Form 20-F   [ ] Form 10-Q   [ ] Form N-SAR

                        For Period Ended:  12/31/99

                        [X]    Transition Report on Form 10-K
                        [ ]    Transition Report on Form 20-F
                        [ ]    Transition Report on Form 11-K
                        [ ]    Transition Report on Form 10-Q
                        [ ]    Transition Report on Form N-SAR

                        For the Transition Period Ended: 12/31/99

--------------------------------------------------------------------------------

      Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

      If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:



                                  RAQUEL, INC.
                [Formererly known as Colecciones de Raquel, Inc.]
--------------------------------------------------------------------------------
       (Exact name of small business issuer as specified in its charter)

           Nevada                                       93-1123005
--------------------------------------------------------------------------------
(State or other jurisdiction of                         (IRS Employer
of Incorporation)                                       Identification Number)

           9873 S. Santa Monica Blvd., Beverly Hills, California 90212
           -----------------------------------------------------------
                    (Address of principal executive offices)

                                 (310) 203-9240
                           ---------------------------
                           (Issuer's telephone number)

                                    PART II
                            RULES 12b-25(b) AND (c)

      If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12-b-25(b), the following should be completed. (Check appropriate box.)

[X](a)The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[_](b)The subject annual report, semi-annual report, transition report on Form
      10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

[_](c)The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

                                    PART III
                                   NARRATIVE

State below in reasonable detail the reasons why form 10-K, 11-K, 20-F, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period.

Our company is operating with a very small staff (one full-time employee and one part-time). To prepare the necessary financial data would place a severe strain on the company.

                                    PART IV
                               OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification.


Raquel Zepeda                                   (310) 203-9240
--------------------------------------------------------------------------------
   (Name)                                       (Area Code) (Telephone Number)

(2) Have all other period reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no, identify report(s). [X] Yes [__] No

(3) Is it anticipated that any significant change in results of operation for the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof? [_] Yes [X] No

If so: attach an explanation of the anticipated change, both narratively and quantitavely, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                                  RAQUEL, INC.
               [Formererly known as Colecciones de Raquel, Inc.]
--------------------------------------------------------------------------------
                  (Name of Registrant as Specified in Charter)

            Has caused this notification to be signed on its behalf
                  by the undersigned hereunto duly authorized.


Date March 27, 2000                     By /s/ Raquel Zepeda
                                           ------------------------
                                           Raquel Zepeda, President


Instruction: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.

                                   ATTENTION

      Intentional misstatements or omissions of fact constitute Federal criminal violations (See 18 U.S.C. 1001)